Exhibit 2.1

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO

SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

OBOOK Holdings Inc. (the "Company") has the following securities registered under Section 12 of the Securities Exchange Act of 1934, as amended:

Title of Each Class	Trading Symbol	Name of Exchange on which Registered
Class A Common Shares	OWLS	The Nasdaq Global Market

References herein to "we," "us," "our" and the "Company" refer to OBOOK Holdings Inc. and not to any of its subsidiaries. The following description may not contain all of the information that is important to you, and we therefore refer you to our Third Amended and Restated Memorandum and Articles of Association (the "Articles"), a copy of which is filed with the Securities and Exchange Commission ("SEC") as an exhibit to the Company's Annual Report on Form 20-F for the year ended December 31, 2025 (the "Annual Report"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Annual Report.

We are a Cayman Islands exempted company with limited liability and our affairs are governed by the Articles, the Companies Act (As Revised) of the Cayman Islands (the "Companies Act"), and the common law of the Cayman Islands. Our register of shareholders is maintained by VStock Transfer LLC.

The following are summaries of the material provisions of the Articles and the Companies Act insofar as they relate to the material terms of our Common Shares. References to "Items" in the headings below are to items of Form 20-F.

Description of Class A Common Shares (Items 10.B.3, 10.B.4, 10.B.5, 10.B.6, 10.B.7, 10.B.8, 10.B.9 and 10.B.10 of Form 20-F)

Authorized Share Capital

The Company's authorized share capital is US$1,000,000 divided into (i) 924,000,000 Class A Common Shares with nominal or par value of US$0.001 each, (ii) 75,000,000 Class B Common Shares with nominal or par value of US$0.001 each, and (iii) 1,000,000 Class A Preferred Shares with nominal or par value of US$0.001 each. All Class A Common Shares issued and outstanding are fully paid and non-assessable. All Class A Preferred Shares previously issued by the Company have been redeemed in full. As of December 31, 2025, there were 37,883,816 Class A Common Shares and 50,508,000 Class B Common Shares issued and outstanding.

Dividends

Pursuant to Articles 123 and 124 of the Articles, the directors may from time to time declare dividends (including interim dividends) and other distributions on shares in issue out of the funds of the Company lawfully available therefor. The Company may by Ordinary Resolution also declare dividends, but no dividend shall exceed the amount recommended by the directors. Holders of Class A Common Shares and Class B Common Shares are entitled to the same amount of dividends, if declared.

Under the laws of the Cayman Islands, dividends may be paid out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in the Company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights

Pursuant to Article 12 of the Articles, holders of Class A Common Shares and holders of Class B Common Shares vote together as one class on all resolutions submitted to a vote by shareholders. Each Class A Common Share entitles the holder to one (1) vote, and each Class B Common Share entitles the holder to ten (10) votes, on all matters subject to vote at general meetings of the Company. In the case of an equality of votes, the chairman of the meeting is entitled to a second or casting vote.

An Ordinary Resolution requires the affirmative vote of a simple majority of votes cast. A Special Resolution requires the affirmative vote of not less than two-thirds of votes cast. Special Resolutions are required for important matters such as amendments to the Articles, winding up the Company, or continuation in another jurisdiction.

Conversion Between Class A Common Shares and Class B Common Shares

Pursuant to Article 13 of the Articles, each Class B Common Share is convertible into one (1) Class A Common Share at any time at the option of the holder, exercisable by delivering written notice to the Company. In no event shall Class A Common Shares be convertible into Class B Common Shares.

Pursuant to Article 15 of the Articles, each Class B Common Share shall be automatically converted into one (1) Class A Common Share upon the occurrence of a Transfer (as defined in the Articles) of such Class B Common Share, other than a Permitted Transfer (as defined in the Articles). A Permitted Transfer includes transfers among Qualified Members (as defined in the Articles), which include Wang, Chun-Kai (Darren Wang) and Hsieh, Chung-Han (John Hsieh), their family members and certain affiliated entities. Save and except for voting rights and conversion rights, the Class B Common Shares and the Class A Common Shares rank pari passu and have the same rights, preferences, privileges and restrictions.

Liquidation

Pursuant to Article 157 of the Articles, if the Company is wound up and the assets available for distribution among shareholders are more than sufficient to repay the whole of the share capital, the surplus shall be distributed among shareholders in proportion to the par value of the shares held by them. Holders of Class A Common Shares and Class B Common Shares participate equally in any such surplus distribution.

Calls on Shares and Forfeiture of Shares

Pursuant to Article 29 of the Articles, the Directors may from time to time make calls upon shareholders in respect of any moneys unpaid on their shares, provided that no call shall be payable earlier than one month from the last call. Each shareholder shall, subject to receiving at least fourteen (14) calendar days’ prior notice specifying the time or times of payment, pay to the Company at the time or times so specified the amount called on such shares. A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed. Any shares in respect of which a call has been made and remains unpaid are, after the applicable notice period, subject to forfeiture pursuant to Articles 35 through 42 of the Articles.

Redemption and Repurchase of Shares

Pursuant to Article 55 of the Articles, the Company may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or the Company on such terms as determined by the Board before the issue of such shares. The Company may also repurchase any of its shares on such terms as approved by the Board or by shareholders by Ordinary Resolution.

Under the Companies Act, the redemption or repurchase of any share may be paid out of the Company's profits, out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the Company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. No share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the Company has commenced liquidation. The Company may also accept the surrender of any fully paid share for no consideration.

As a company listed on the Nasdaq Global Market, any repurchase of our Class A Common Shares is also subject to applicable U.S. securities laws and regulations, including the conditions set forth in Rule 10b-18 under the Securities Exchange Act of 1934, as amended, which provides a safe harbor for issuer repurchases. For information regarding the Company's share repurchase activities, see "Item 16E. Purchase of Equity Securities by the Issuer and Affiliated Purchasers" of the Annual Report.

Transfer of Shares

Pursuant to Article 43 of the Articles, any shareholder may transfer all or any shares by an instrument of transfer in writing in the usual or common form or in a form prescribed by the Designated Stock Exchange or approved by the Board. Pursuant to Article 44 of the Articles, the directors may in their absolute discretion decline to register any transfer of shares which is not fully paid up or on which the Company has a lien. The directors may also decline to register any transfer of any share unless: (i) the instrument of transfer is lodged with the Company with the relevant certificate; (ii) the instrument of transfer is in respect of only one class of shares; (iii) the instrument of transfer is properly stamped, if required; (iv) in the case of a transfer to joint holders, the number of joint holders does not exceed four; and (v) the applicable fee is paid. Pursuant to Article 45 of the Articles, the registration of transfers may be suspended for not more than thirty calendar days in any calendar year.

If the directors refuse to register a transfer of any shares, they shall, within three calendar months after the date on which the transfer was lodged with the Company, send notice of the refusal to each of the transferor and the transferee.

Variations of Rights of Shares

Pursuant to Article 17 of the Articles, the rights attached to any class of shares may only be materially and adversely varied with the consent in writing of the holders of a majority of the issued shares of that class or with the sanction of an Ordinary Resolution passed at a separate meeting of the holders of the shares of that class. The quorum for such separate meeting shall be one or more persons holding or representing by proxy at least one-third in nominal or par value amount of the issued shares of the relevant class. The directors may treat all the classes or any two or more classes as forming one class if they consider that all such classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes.

Anti-Takeover Provisions in the Articles

Some provisions of our Articles may discourage, delay or prevent a change in control of our Company or management that shareholders may consider favorable, including provisions that authorize our Board to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders. Our dual-class share structure also concentrates voting power with our founder, which may further limit the ability of other shareholders to influence corporate decisions.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under the Articles for what they believe in good faith to be in the best interests of our Company.

Liability for Further Capital Calls

There are no provisions in the Articles which obligate holders of Class A Common Shares to make further contributions to our share capital other than subscribed capital contributions. The liability of each shareholder is limited to the amount, if any, unpaid on the shares held by such shareholder.

Rights of Non-Resident or Foreign Shareholders; Disclosure of Shareholder Ownership

There are no limitations imposed by the Articles or the Companies Act on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our Class A Common Shares. In addition, there are no provisions in the Articles which require the Company to disclose shareholder ownership above any particular ownership threshold.

General Meetings of Shareholders

Pursuant to Article 64 of the Articles, at least ten (10) clear days' notice shall be given for any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be transacted.

Pursuant to Article 63 of the Articles, the Chairman or a majority of the directors (acting by a resolution of the Board) may call general meetings. The Company may but is not obliged to hold an annual general meeting.

Pursuant to Article 66 of the Articles, the quorum for a general meeting is one or more shareholders holding shares carrying in aggregate not less than one-third of all votes attaching to all shares in issue and entitled to vote, Present at the meeting. If within half an hour from the time appointed for the meeting a quorum is not present, the chairman may adjourn the meeting.

Pursuant to Article 84 of the Articles, a resolution in writing signed by all shareholders entitled to vote shall be as valid and effective as if passed at a general meeting duly convened and held.

Changes in Capital

Pursuant to Article 52 of the Articles, the Company may from time to time by Ordinary Resolution:

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increase its share capital by new shares of such amount as it thinks appropriate;
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consolidate and divide all or any of its share capital into shares of a larger amount than its existing shares;
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subdivide its shares, or any of them, into shares of a smaller amount; and
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cancel any shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Pursuant to Article 54 of the Articles, the Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorized by the Companies Act.

Summary of the Companies Act

The Companies Act permits a company to issue ordinary shares, preference shares, redeemable shares or any combination thereof.

The Companies Act provides that where a company issues shares at a premium, whether for cash or otherwise, a sum equal to the aggregate amount of the value of the premia on those shares shall be transferred to an account called the "share premium account." The Companies Act provides that the share premium account may be applied by the Company, subject to the provisions of its Articles, in such manner as the Company may from time to time determine including, without limitation: paying distributions or dividends to shareholders; paying up unissued shares to be issued as fully paid bonus shares; in the redemption and repurchase of shares; writing off preliminary expenses; and providing for the premium payable on redemption or purchase of any shares or debentures of the Company. No distribution or dividend may be paid to shareholders out of the share premium account unless immediately following the date on which the distribution or dividend is proposed to be paid, the Company will be able to pay its debts as they fall due in the ordinary course of business.

Exempted Company

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the following exemptions and privileges:

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an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;
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an exempted company's register of members is not open to public inspection;
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an exempted company does not have to hold an annual general meeting;
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an exempted company may issue no par value shares;
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an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
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an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
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an exempted company may register as a limited duration company; and
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an exempted company may register as a segregated portfolio company.

"Limited liability" means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

The following is a summary of certain significant differences between the provisions of the Companies Act applicable to the Company and the laws applicable to companies incorporated in the State of Delaware. This discussion does not purport to be a complete statement of the rights of holders of Class A Common Shares under applicable Cayman Islands law or the rights of holders of common stock of a typical Delaware corporation. For a more complete description, please refer to "Item 10.B" of the Annual Report.

Mergers and Similar Arrangements

A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by a Special Resolution of the shareholders of each constituent company. Save in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of their shares upon dissenting from such merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors that are present and voting either in person or by proxy at a meeting convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands.

Shareholders' Suits

In principle, the Company will normally be the proper plaintiff to sue for a wrong done to the Company, and as a general rule a derivative action may not be brought by a minority shareholder. However, a non-controlling shareholder may be permitted to commence a class action or derivative action in the name of the Company to challenge actions where: (i) the Company acts or proposes to act illegally or ultra vires; (ii) the act complained of could only be effected if authorized by more than a simple majority vote that has not been obtained; or (iii) those who control the Company are perpetrating a fraud on the minority.

Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company's articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held contrary to public policy. The Articles provide for indemnification of directors, officers, and secretaries against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred other than by reason of dishonesty, wilful default or fraud. This standard is broadly similar to indemnification permitted under the Delaware General Corporation Law.

Written Resolutions

Under the Companies Act and the Articles, any ordinary or special resolution of shareholders may be passed by a resolution consented to in writing by all shareholders entitled to vote. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation.

Shareholder Proposals

The Companies Act provides shareholders with only limited rights to requisition a general meeting. The Articles do not provide for shareholders to requisition a general meeting. As an exempted Cayman Islands company, the Company is not obliged by law to call shareholders' annual general meetings.

Removal of Directors

Under the Articles, directors may be removed by an Ordinary Resolution of shareholders. Under the Delaware General Corporation Law, a director of a corporation with a classified board may generally only be removed for cause.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is generally prohibited from engaging in certain business combinations with an "interested shareholder" for three years following the date that such person becomes an interested shareholder. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Amendment of Governing Documents

Under the Articles, the Articles may only be amended by a Special Resolution of shareholders, requiring not less than two-thirds of votes cast. Under the Delaware General Corporation Law, a corporation's governing documents may generally be amended with the approval of a majority of outstanding shares entitled to vote.

Dissolution; Winding Up

Under the Companies Act and the Articles, the Company may be dissolved, liquidated or wound up by a Special Resolution of shareholders. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation, or if initiated by the board of directors, by a simple majority of outstanding shares.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and the Articles, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with the written consent of the holders of a majority of the issued shares of that class or with the sanction of an Ordinary Resolution passed at a separate general meeting of the holders of the shares of that class.